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                                                                  Exhibit (b)(9)


Customer's Name      Address & Area Code  Corporation Reg. No. Telephone No.
Teva Pharmaceuticals 1510 Delp Drive                           (001)215 256 8400
USA Inc.             Kulpsville, PA 19443

To
Bank Hapoalim B.M.
New York Branch

                                                        Date: September 13, 1999

DEED OF CONTINUING GUARANTEE UNLIMITED IN AMOUNT

WHEREAS Teva Pharmaceuticals USA, Inc. (hereinafter referred to as "THE CUSTOMER") has received and/or may receive from time to time, from Bank Hapoalim B.M. (hereinafter referred to as "THE BANK"), credit, documentary credit, overdrafts, loans, deeds of indemnity and guarantees, in Israeli currency and/or foreign currency, for the benefit of the Customer or others at the Customer's request, discounting of cheques/bills, purchase of cheques/bills, execution of payments, granting of time, banking facilities, banking services and/or financial services and/or services in connection with securities and/or financial instruments (hereinafter jointly and severally referred to as "BANKING SERVICES"); and

WHEREAS the Customer owes and/or may owe the Bank, from time to time, various sums of money, expressed in Israeli currency or in foreign currency, on account of banking services and/or on account of any other engagements and/or transactions with or through the Bank, whether pertaining to banking services or matters which are not banking services and/or other matters (hereinafter "DEBTS OF THE CUSTOMER"); and

WHEREAS we, the undersigned, agree to guarantee to the Bank the full and timely payment of the debts of the Customer;

NOW THEREFORE WE HEREBY WARRANT, AGREE, UNDERTAKE AND GUARANTEE to the Bank as follows:

THE GUARANTEE

1. We hereby absolutely, unconditionally and without any reservation, guarantee to the Bank the full and timely payment of all and any amounts due and/or which may become due to the Bank from the Customer from time to time, on account of the debts of the Customer, without reference to and notwithstanding any subordination provisions contained in the documents evidencing the debt of the customer, irrespective of whether due from the Customer alone or together with others, or whether the Customer has already obligated himself in respect thereof or may obligate himself in respect thereof in the future, whether the respective banking services and/or amounts have already been or may be granted, advanced or paid to the Customer or on the Customer's behalf or at his request or for his account, whether due from the Customer in his capacity as principal debtor, guarantor or otherwise, whether ascertained due or due contingently, directly or indirectly, in each case together with interest, charges, commissions, linkage differentials and other expenses of any kind (hereinafter jointly and severally referred to as - "THE SAID AMOUNTS").

2. THE AMOUNT WE GUARANTEE AND UNDERTAKE TO PAY THE BANK UNDER THIS DEED OF GUARANTEE IS UNLIMITED IN AMOUNT AND IS HEREINAFTER REFERRED TO AS - "THE AMOUNT OF THE GUARANTEE".

3. We shall pay the Bank at any time and from time to time, within seven days after receiving the Bank's first written demand, any amount which the
     Bank may demand from us according to this Deed of Guarantee up to the Amount of the Guarantee. Any amount on account of the said amounts not paid to the Bank by us upon the Bank's first demand shall bear default interest at the maximum rate prevailing at the Bank at such time with respect to the kinds of credit secured by this guarantee, or at the rate of interest charged by the Bank on excess balances in revolving debitory accounts or in current account, or at the rate of interest charged by the Bank on excess balances applicable to the account to which the guaranteed amount was debited, whichever is the highest, (hereinafter - "INTEREST AT THE MAXIMUM
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                                       2

     RATE"), until the full and final payment of the aforesaid amount by us, without affecting any other rights of the Bank.

4. We shall pay the Bank the Amount of the Guarantee, without the Bank being obliged to furnish us with any accounts or any other proof as to any default on the part of the Customer in the fulfillment of his obligations to the Bank and without the Bank first taking any action against the Customer for the collection of the said amounts from the Customer, his liquidator, trustee, estate, his other guarantors or others, or from any securities given to the Bank on behalf of the Customer, his other guarantors or others. In the event that the Bank does take any action which is as yet incomplete, we shall nevertheless be obliged to pay immediately to the Bank the Amount of the Guarantee, and we may not postpone the payment thereof until any action which the Bank may take has been consummated.

VALIDITY OF THE GUARANTEE

5. The Amount of the Guarantee and the guarantee shall not be influenced, affected or diminished by any composition of debts, winding up, bankruptcy or death, as the case may be, of the Customer, including any scheme or arrangement approved by any court or other compromise or arrangement made by the Customer. Notwithstanding the foregoing, the Bank may demand from us any amounts up to the Amount of the Guarantee. In any case of composition of debts, bankruptcy, winding up, death or any other scheme or arrangement of the Customer, as the case may be, the Bank may claim the aforesaid amounts as a creditor in bankruptcy or in winding up or in any other scheme or arrangement or agree to and receive any compromise payment without taking into account any payment made and/or which may be made by us to the Bank pursuant hereto. We undertake not to claim in such cases in competition with the Bank and not to claim from the Bank any amount received by the Bank in this way or in any other way for any reason whatsoever. We shall not claim any debt or payment or enter proof thereof in any bankruptcy or winding-up proceedings or in any other arrangement or compromise with respect to the Customer until such time as the Bank shall receive in full all the amounts due or which may become due to the Bank from the Customer.

6. The Bank is not obliged to obtain from the Customer any further security or guarantee for the payment of the said amounts. If at the time of or prior to the signing of this Deed of Guarantee we were aware of the fact that the Bank was about to obtain various securities or further guarantees, even if the names of other guarantor's appeared in this Deed of Guarantee and the Bank did not receive those securities and/or did not record same as required by law, or those other guarantors did not sign any guarantees or this guarantee - the validity of this guarantee shall not be affected and we shall fulfill all of our obligations hereunder.

7. We agree that the Bank may from time to time, without notifying us thereof:

     (a) discontinue, vary, reduce, or renew any credit or banking service to, or any engagement with, the Customer;

     (b) grant any extension of time or other concession or indulgence to the Customer or others or to the guarantors or to any one or some of us;

     (c) substitute, renew, amend, release, discharge, realise or refrain from realising any securities or guarantees, held or which may be held by the Bank, whether obtained from the Customer or others, from guarantors, or from us;

     (d) settle, waive or make any arrangement with the Customer or with guarantors for the Customer or with any one or some of us;

     (e) cause the non-fulfillment and/or the variation of any obligation of the Customer in connection with the granting of banking services or cause the non-fulfillment and/or any variation of any obligation guaranteed by us and/or others for which we and/or others are liable;

     (f) refrain from notifying us of the non-fulfillment of any obligations by the Customer or by other guarantors and/or by us or any one or some of us and defer or hold over any demands against us pursuant hereto, without the aforesaid being deemed to be a precedent, waiver or negligence on the part of the Bank or any of its rights being deemed discharged or having lapsed.
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                                       3

    In any such case, even if thereby damage has been caused, our guarantee shall remain unchanged and in full force, shall not be affected nor the amount thereof decreased, and all our obligations shall remain unaltered. To prevent any doubt, we hereby agree that if the Bank does any one of the abovementioned acts we shall have no right of option, rescission or any other right in connection therewith under the Guarantee Law, 5727-1967, as subsequently amended or replaced, and we hereby expressly waive all these rights.

8. This guarantee shall remain if full force for its full amount, even if the Bank reaches a settlement with the Customer, grants the Customer or any of the guarantors (including any one or more of us who are signatories hereto) any extension of time, waiver, concession or indulgence, releases any collateral securities which the Bank received on behalf of the Customer, releases any guarantors or refrains from accepting any guarantees or collateral securities which were supposed to have been given to the Bank (including such guarantors whose names appear below or guarantees from any one or some of them) or causes the non-fulfillment or variation of any undertaking of the Customer or the Customer's guarantors and our undertaking to pay to the Bank the Amount of the Guarantee shall neither be affected nor diminished if the obligation of the Customer and/or his guarantors towards the Bank is defective or invalid for any reason, and even if the Customer lacked the legal capacity or authority to enter into any engagement for the receipt of banking services and/or to pay the debts of the Customer or if any contentions are raised against the Bank regarding the indebtedness of the Customer, or if the right of the Bank to claim payment from the Customer of the debts of the Customer has lapsed and/or will lapse due to prescription, or if the Customer denies his liability towards the Bank or if the Customer has or raises any contentions against the Bank.

    In any such case, the aforesaid obligations, as far as we are concerned, shall, for the purposes hereof, be deemed to be valid, complete, effective, unquestionable and unimpeachable and we hereby declare that we shall have no cause for action against the Bank. All of our obligations pursuant hereto shall remain in full force, and we hereby waive in advance any right or plea allowed in such cases by the Guarantee Law 5727-1967, as subsequently amended or replaced, or by any law.

9. Where we or any one of us or the Customer is/are a legal entity, whether incorporated or unincorporated, or a trustee, an executor of a will or administrator of an estate, or party to a joint account held with the Bank, or any organisation or body comprising any combination of bodies, then our obligations hereunder shall not be affected by any alteration of our name, constitution or composition or that of the Customer's.

SECURITIES, SET-OFF AND APPLICATION OF PAYMENTS

10. (a) The Bank shall have the rights of possession, lien and set-off over any amounts, assets and rights including securities, coins, gold, bank notes, documents in respect of goods, insurance policies, bills, assignments of rights, deposits, collaterals and their countervalue, held by the Bank or under its control at any time for us or on our behalf, including such as have been delivered to the Bank for collection, security, safe-keeping or otherwise.

        At any time that we and/or any of us may owe the Bank any amounts pursuant hereto, or are liable to be indebted to the Bank or may be conditionally indebted to the Bank, the Bank shall be entitled to retain the said assets until payment in full of the Amount of the Guarantee or to realise them by selling them and applying the countervalue thereof in whole or in part to the payment of the Amount of the Guarantee or leave the countervalue thereof with the Bank until the said amounts have been paid by the Customer.

        In the event that sums capable of being applied to the Amount of the Guarantee are deposited in foreign currency, we hereby give to the Bank in advance instructions to sell the credit balance in foreign currency at a rate to be fixed by the Bank or which it can obtain for same at such time, as set forth in Clause 10(c), and to apply the proceeds to the Amount of the Guarantee, after deduction of any costs, expenses, charges or commissions.

    (b) Without derogating from the Bank's right of lien in accordance with sub-clause (a) above, the Bank may at any time, but shall not be obliged:

        (i) To apply to the Amount of the Guarantee, any amounts owed to us by the Bank in any account, in Israeli currency or in foreign currency, in any manner or for any reason (even before the

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                                       4


      maturity of the amounts owed to us by the Bank as aforesaid, against which set-off will be made).

(ii) To purchase for our account, any amount in foreign currency which may be required for payment of any amount on account of the Amount of the Guarantee as yet unpaid, or to sell any foreign currency standing to our credit with the Bank and to apply the proceeds to the payment of any amount on account of the Amount of the Guarantee as yet unpaid.

(iii) To debit any of our accounts with any amount required for the payment of any amount on account of the Amount of the Guarantee as yet unpaid. However, if the state of any account does not allow it to be debited by the Bank in order to effect final payment of any amount, the Bank may refrain from so doing, and if the Bank has acted accordingly, the Bank may reverse any such debit and treat any amount the debit of which was reversed as an unpaid amount on account of the Amount of the Guarantee and accordingly to take whatever action it sees fit pursuant to the provisions hereof.

(iv) In any event, the Bank may effect set-off without any prior notice. However, in the following cases the Bank may effect such set-off by giving us 10 (ten) days notice prior to effecting such set-off:

      (1) In case of applying any amounts prior to their maturity.

      (2) In case of applying any time deposit which but for such application would have been automatically extended or renewed, so that certain rights or benefits would have accrued to us.

      Notwithstanding the foregoing, if the delay in effecting such application might be detrimental to the Bank or affect any of its rights, such application may be made immediately. Moreover, where notice has been sent to us and in the course of the 10-day period an attachment order or a receivership notice affecting us or any one or some of us is received or a similar event occurs, such application may be made immediately.

(c) Any purchase or sale under sub-clauses (b)(i) and (ii) above, shall be effected at the rate of exchange prevailing at the Bank, out of the amounts in Israeli currency or foreign currency, as the case may be, standing to our credit with the Bank, or which may be obtained by realising collaterals given or which may be given by us to the Bank.

      The term "the rate prevailing at the Bank" shall mean, with respect to any purchase of foreign currency for our account, the highest rate for cheques and transfers at which the Bank at any relevant time sells to its customers the relevant foreign currency against Israeli currency, in addition to any conversion charge, tax, levy, compulsory payments or any other similar payments; and with respect to any sale of foreign currency from our account, the lowest rate for cheques and transfers at which the Bank at any relevant time purchases from its customers the relevant foreign currency against Israeli currency, after deducting any conversion charge, tax, levy, compulsory payments or any other similar payments.

(d) We hereby declare that we are aware of the fact that in such cases where the Bank may use its rights of set-off prior to the maturity of any of our deposits or any part of them, our rights may be affected (for example in relation to interest rates, linkage differences, exchange differences, rights to bonuses or loans, tax exemptions or reductions, deductions at source, the right not to be debited with charges and fees necessarily resulting from making any such set-off, if according to the terms governing any such deposit we had such rights). We shall bear all the usual costs and charges charged by the Bank as a result of any such set-off.

11.   The Bank may at any time and at its own discretion,

      (a) debit any of our accounts including any account maintained by us jointly and severally with other account holders with any amount due or which may become due from us to the Bank as herein provided;
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                                       5

     (b) credit any amount howsoever received from us or on our behalf to whichever account the Bank may deem fit;

     (c) transfer any amount standing to the credit of whichever of our accounts to any other of our accounts;

     (d) credit any amount received from the Customer or on his behalf or for his account or by the realisation of any collateral held by the Bank, in favour of any account which the Bank deems fit. The Bank may also hold or retain any such amount as a deposit without applying same in reduction of the debts of the Customer and which are guaranteed by us hereunder, and the application of any such amount as aforesaid shall not affect the validity of our guarantee hereunder.

NATURE AND TERMINATION OF THE GUARANTEE

12. This guarantee shall serve as a continuing and revolving security and shall remain in full force and effect notwithstanding any settlement of accounts between the Bank and the Customer and shall be binding upon us and our substitutes (including our guardians, estates, executors, liquidators, trustees, receivers and any of our successors) for 30 days after the receipt by the Bank, at the branch of the Bank first above written, of our written notice with respect to the termination of the guarantee signed by all the guarantors whose signatures appear on this Deed of Guarantee, coupled with all the amounts which are due to the Bank from the Customer at such time. Our aforesaid notice shall not affect our guarantee and liability for any debts and obligations incurred by the Customer prior to the receipt of our aforesaid notice, the payment of which has not yet fallen due or for which the Customer became liable during the said 30 days.

13. Without derogating from the provisions of Clause 8 hereof, this guarantee is independent of any other securities or guarantees and shall not be influenced or affected by them or by the Bank receiving securities or guarantees which are defective or without value and/or did or does not register such securities according to law.

     We hereby waive any right to be assigned or to participate in any other securities to which the Bank is or may become entitled, in connection with the payment of the said amounts. We shall not take any action the purpose of which is to obtain any rights and/or advantages with respect to the said securities notwithstanding the payment by us in full of the Amount of the Guarantee.

14. Without derogating from any of the other provisions herein contained, any variation of our obligations is subject to the receipt of the prior written consent of the Bank. Any other consent whether attributed to verbal statements or to any waiver or failure to act and/or to any other form of conduct which is not reduced to writing shall not be deemed to be consent on the part of the Bank.

INDEMNITY

15. In addition to and without affecting or derogating from the provisions hereof, this guarantee constitutes an undertaking to indemnify and/or compensate and we hereby undertake to indemnify and/or compensate the Bank in an amount up to the Amount of the Guarantee, for any damages, expenses and pecuniary loss incurred by the Bank in connection with the extension of banking services to the Customer and/or unconnected therewith, all in accordance with the provisions hereof which shall apply mutatis mutandis.

THE BANK'S BOOKS

16. (a) We hereby confirm that the Bank's books, accounts and entries shall be binding upon us, shall be deemed to be correct and shall serve as prima facie evidence against us in all their particulars, inter alia pertaining to the calculation of the Amount of Guarantee and/or the said amounts and/or the debts of the Customer, the particulars of the bills, guarantees and other securities and any other matter related hereto.

     (b) We hereby confirm receipt of the Bank's notification that according to the Protection of Privacy Law, 5741-1981:

          (i) All the particulars furnished or which may be furnished by us to the Bank may be used by the Bank in the normal course of its operations, at its own discretion;
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                                       6

          (ii) All the particulars furnished or which may be furnished by us to the Bank may be stored in keeping with the Bank's requirements from time to time in data pools of the Bank and/or of parties associated with the Bank from time to time with respect to computer and data processing and warehousing services, and we hereby confirm our agreement thereto.

ASSIGNMENT OF THE GUARANTEE

17. The Bank may at any time at its own discretion and without our consent being required, transfer and/or assign all or any of its rights arising from this Deed of Guarantee, in whole or in part, including the securities, and any transferee and/or assignee may also retransfer and/or reassign the said rights including the said securities without any further consent from us being required. The transfer and/or assignment may be effected in any way the Bank or any subsequent transferor and/or assignor may deem fit.

18. The Bank may, at its own discretion, deposit all or any of the securities given or which may be given as security for the Amount of the Guarantee or any part thereof with a bailee chosen by the Bank, at our expense, and substitute such bailee with another, from time to time. The Bank may at our expense register all or any of the securities with any competent authority in accordance with any law and/or in any public register.

NOTICES

19.  We hereby undertake to notify the Bank immediately:

     (a) of any claim of right to any collateral security given to the Bank as security for the Amount of the Guarantee and/or of any execution or injunction proceedings or other proceedings taken to attach, realise or preserve any such security;

     (b) of any material reduction in the scope of our business or the extent of our property;

     (c) of any material reduction in value of any security given by us;

     (d) of any change of our name or address;

     (e) of any application for bankruptcy, receivership or for winding up our affairs which is filed against or by us as well as the adoption by us of a resolution for voluntary winding up and/or merger and/or demerger.

20. Any notice or demand sent to us by the Bank by registered or ordinary mail despatched from within Israel to the address appearing herein or to any other address notified by us to the branch of the Bank first above written by registered mail, shall be deemed to have been received by us within 72 hours from the time the letter containing the notice was sent. A written declaration by the Bank shall serve as prima facie evidence as to the time of its despatch. Any notice given to us by any other method shall be deemed to have been received by us at the time it is given or made public.

INTERPRETATION

21. In this Deed of Guarantee: (a) The singular includes the plural and vice versa; (b) The masculine gender includes the feminine gender and vice versa; (c) "The Bank" means "Bank Hapoalim B.M." and every one of the Bank's branches existing on the date hereof and/or which may be opened henceforth at any place in the future, and any transferee or successor or substitute of the Bank; (d) "Bills" means promissory notes, bills of exchange, cheques, undertakings, guarantees, collaterals, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) "The Customer" means the Customer, his heirs, the executors of his will, the administrators of his estate and all of his substitutes and successors;
     (f) The headings are only indicative and are not to be used in construing this Deed of Guarantee; (g) The recitals hereto form an integral part hereof.
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                                       7


EXPENSES

22. (a) Without derogating from the rights of the Bank as set forth in this Deed of Guarantee, all the expenses and charges in connection with this Deed of Guarantee, as specified in the Bank's scale of charges at the time and from time to time, shall be paid by us upon the Bank's first demand, coupled with interest at the maximum rate, from the date of the demand and until their actual payment in full.

     (b) Without derogating from the generality of the foregoing, the aforesaid expenses, and charges include collection charges, charges for stamp duty on and registration of documents, expenses for the institution of proceedings for the collection of the amounts due and/or becoming due from us pursuant hereto (including the Bank's lawyers' fees), insurance, safe custody, holding and repair of charged property and/or of our other property which the Bank or any person acting on its behalf may deal with the realisation thereof.

GOVERNING LAW AND PLACE OF JURISDICTION

23. In any matter pertaining to this Deed of Guarantee, to the relations between ourselves and the Bank pursuant to or in connection herewith, and to any litigation pertaining to this Deed of Guarantee, the exclusive place of jurisdiction shall be as follows:

     The competent court of law in the State of Israel nearest to the location of the Branch of the Bank first above written or in one of the following cities: Jerusalem, Tel-Aviv/Jaffa, Haifa, Beersheba or Nazareth.

     The laws of the State of Israel shall apply to this Deed of Guarantee, to the relations between ourselves and the Bank pursuant to and/or in connection with this Deed of Guarantee and to any litigation pertaining to this Deed of Guarantee.

NATURE OF THE GUARANTEE

24. WE HEREBY DECLARE THAT THE NATURE OF THIS DEED OF GUARANTEE HAS BEEN EXPLAINED TO US BY THE BANK AND WE AGREE TO SIGN AND EXECUTE SAME AND TO BE BOUND BY ALL OF THE OBLIGATIONS HEREIN SET FORTH.

AND IN WITNESS WHEREOF WE HAVE SIGNED AT NEW YORK, NEW YORK, UNITED STATES OF AMERICA.

THE GUARANTOR:

Percentage Share of               Identity No.              Name, Address, Area                Signature of
  the Guarantor*              Corporation Reg. No.          Code & Tel. No. of                  Guarantor
                             ----------------------             Guarantor                      ------------
                             Account No. and Branch         -------------------
                                    of Bank**
                                                            Guarantor's Occupation,
                                                              Place of Employment
                                                                  and Address
-----------------------------------------------------------------------------------------------------------

                              52-001395-4                        TEVA
                                                                 PHARMACEUTICAL           /s/ Dan Suesskind
                                                                 INDUSTRIES LTD.          September 14, 1999